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SEARCH                                        ELLIS A. REGENBOGEN
FINANCIAL                                     EXECUTIVE VICE PRESIDENT
SERVICES INC.                                 GENERAL COUNSEL





                        December 24, 1997


                                                          BY HAND

Value Partners, Ltd.
Suite 4660 West
2200 Ross Avenue
Dallas, TX  75201-2750

Gentlemen:

     Enclosed are two copies of the confidentiality agreement, prepared by our Delaware counsel, referenced in my letter of December 19, 1997. Please sign both copies of the agreement in the space provided for your signature and return one of the fully signed copies to my attention. Once I receive the signed copy, we will be able to begin delivering documents to you in addition to those sent with my letter of December 19th and Jim Leary's letter of December 23rd.

                                  Sincerely,


                                  /s/ Ellis A. Regenbogen
                                  -----------------------
                                  Ellis A. Regenbogen

Enclosures

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                    CONFIDENTIALITY AGREEMENT


     WHEREAS, by letter dated December 11, 1997, Value Partners, Ltd. ("Value Partners") made a demand to inspect and to copy certain documents of Search Financial Services Inc. ("Search") pursuant to Section 220 of the Delaware General Corporation Law (the "Demand");

     WHEREAS, Search has provided to Value Partners certain publicly available documents responsive to request number 16 of the Demand;

     WHEREAS, Search has agreed to provide to Value Partners copies of documents responsive to requests number 1-10, 15, 17 and 18 of the Demand, subject to the terms and conditions set forth below;

     IT IS HEREBY AGREED by and between the undersigned parties, this 24th day of December 1997, as follows:

      1. Search shall produce to Value Partners copies of documents responsive to requests 1-10, 15, 17 and 18 of the Demand, with the legend "Confidential" affixed to each page thereof.

      2.Value Partners shall hold all documents designated as "Confidential" pursuant to this Confidentiality Agreement ("Agreement") in confidence, and will not disclose, publish or communicate such documents of the contents thereof (the "Information") to anyone, either directly or indirectly, except as provided in this Agreement.

      3.Subject to the provisions of this Agreement, Value Partners may provide the Information to an advisor, once it has first received from such advisor a duly executed Undertaking in the form attached hereto as Exhibit A, which signed Undertaking shall be forwarded to Search before the delivery of any Information to the advisor.
For purposes
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of this Agreement, "advisor" shall mean Value Partners'
legal, accounting, financial or investment advisors.

      4.If Value Partners or any advisor is legally required
(by interrogatory, subpoena, civil investigatory demand or any similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Information, Value Partners and the advisor will (a) provide Search with prompt notice in advance of such disclosure so that Search may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement, and (b) cooperate with Search in pursuing any such course of action.
In the event that such protective order or other remedy is not obtained, or if Search waives compliance with the provisions of this Agreement, Value Partners and the advisor will furnish only such Information as they are advised is legally required and will exercise their best efforts to obtain assurance that confidential treatment will be accorded to any Information which is compelled to be disclosed.

      5.Nothing herein shall preclude Value Partners from applying to the Delaware Court of Chancery for an Order that would remove any confidentiality restriction from the documents designated as "Confidential" by Search pursuant to this Agreement, and nothing herein shall prevent Search from opposing any such application that is made.

      6.Value Partners agrees and consents to personal jurisdiction and venue in any action brought in any court, federal or state, within the State of Delaware, and to the appointment of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, as its agent for service of process in connection with any matter arising under this Agreement.

      7.If any action is initiated by Search to enforce the provisions hereof, the prevailing party shall be entitled to reimbursement of all costs and expenses, including reasonable counsel fees, incurred by it in connection therewith.


                                     2
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     8.This Agreement may be modified or waived only by a separate writing executed by Value Partners and Search that expressly so modifies or waives this Agreement. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall precede any other or further exercise of any right, power or privilege.

      9.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

                             VALUE PARTNERS, LTD.

                              By:Fisher Ewing Partners as General Partner



                              By:
                                 -------------------
                                Timothy G. Ewing
                                General Partner

                             SEARCH FINANCIAL SERVICES INC.


                              By:/s/ Ellis A. Regenbogen
                                 -----------------------
                                 Ellis A. Regenbogen
                                 Executive Vice President






                                      3

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                                                                Exhibit A

                                   UNDERTAKING


     As required by a Confidentiality Agreement dated December 24, 1997
(the "Confidentiality Agreement") by and between Value Partners, Ltd. ("Value Partners") and Search Financial Services Inc. ("Search"), pursuant to which the undersigned will receive confidential, sensitive and/or proprietary nonpublic information (the "Information") relating to Search, the undersigned hereby represents and agrees as follows:

      1.The undersigned represents that he or she is an accounting, legal, investment banking or other financial advisor to Value Partners with respect to its investment in Search, having the business and home addresses set forth below:


     The undersigned further represents that his/her sole purpose in seeking access to the Information is to perform the above described function and that the undersigned is not seeking the Information for purposes other than those stated.

      2.The undersigned has read the Confidentiality Agreement and hereby agrees to be fully bound by its terms and conditions.

      3.For purposes of enforcement of the terms and conditions of the Confidentiality Agreement, the undersigned consents to the jurisdiction of any court, federal or state, within the State of Delaware and to the appointment of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, as the agent of the undersigned for service of process.

      4.The undersigned agrees not to use the Information for any purpose or in any manner, other than as stated in paragraph 1 herein.

  Dated:
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